Exhibit 99.3

PBF Logistics LP
Unaudited Pro Forma Consolidated Financial Statements

Introduction
Set forth below are the unaudited pro forma consolidated statements of income of PBF Logistics LP (the "Partnership") for the six months ended June 30, 2014 and the year ended December 31, 2013 and the unaudited pro forma consolidated balance sheet as of June 30, 2014 (together with the notes to unaudited pro forma consolidated financial statements). Unless otherwise stated or the context otherwise indicates, all references to "PBFX," " the Partnership," "us," "our," "we," or similar expressions for time periods prior to the initial public offering (the "Offering") on May 14, 2014, refer to PBF MLP Predecessor, our "Predecessor" for accounting purposes. For periods subsequent to the Offering, these terms refer to the legal entity PBF Logistics LP.

On September 16, 2014, the Partnership entered into a Contribution Agreement with PBF Energy Company LLC ("PBF LLC"), a subsidiary of PBF Energy Inc. ("PBF Energy"). Pursuant to the Contribution Agreement, PBF LLC agreed to contribute to the Partnership all of the equity interests of Delaware City Terminaling Company II LLC ("DCT II"), whose assets consist solely of the Delaware City West Heavy Crude Unloading Rack (the "DCR West Rack"), a heavy crude oil unloading facility at the Delaware City refinery with total throughput capacity of approximately 40,000 barrels per day (the "Acquisition"). The Partnership paid total consideration to PBF LLC for the Acquisition of $150 million, consisting of $135 million of cash and $15 million of Partnership common units, or 589,536 common units. The cash consideration was funded by the Partnership from the sale of $30 million in marketable securities and $105 million in borrowings under the Partnership's revolving credit facility. The Acquisition closed on September 30, 2014 (the "Effective Date"). In connection with the Acquisition, the Partnership and its subsidiaries entered into the Delaware City West Ladder Rack Terminaling Service Agreement (the “West Ladder Rack Terminaling Agreement”) with PBF Holding Company LLC (“PBF Holding”), a wholly-owned subsidiary of PBF LLC, and amended and restated the original Omnibus Agreement dated May 14, 2014 (as amended, the "A&R Omnibus Agreement") and the original Operation and Management Services and Secondment Agreement dated May 14, 2014 (as amended, the "A&R Services Agreement").

The Partnership owns and operates the DCR West Rack as of September 30, 2014 at 11:59 pm and receives fees for services commencing October 1, 2014. The Partnership entered into approximately a seven-year terminaling services agreement with PBF Holding. Under the West Ladder Rack Terminaling Agreement, PBF Holding is obligated to a minimum throughput commitment of 40,000 barrels per day for a fee equal to $2.20 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment and $1.50 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment, in any contract quarter. Pursuant to the terms of the A&R Services Agreement, the Partnership reimburses PBF Holding and certain of its subsidiaries, for providing the use of such employees and the provision of certain infrastructure-related services to the extent necessary for the Partnership to perform its obligations under its commercial agreements. In conjunction with the A&R Services Agreement, the annual fee has been increased from $490 thousand to $797 thousand. Pursuant to the terms of the A&R Omnibus Agreement, the annual operational and administrative support fee payable by the Partnership to PBF Holding and certain of its subsidiaries increased from $2.3 million to $2.5 million beginning on the Effective Date, for additional services provided in connection with operation of the DCR West Rack.

The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.
The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Acquired Assets on the dates indicated or that would be obtained in the future.
The pro forma financial statements give pro forma effect to the Acquisition and related transactions described in the accompanying notes, including:

•	The total Acquisition consideration of $150.0 million, consisting of $135.0 million of cash and $15.0 million of Partnership common units, or 589,536 common units.

•	The cash consideration was funded by the Partnership from the sale of $30.0 million in marketable securities and $105.0 million in borrowings under the Partnership's revolving credit facility.

•
The assets and liabilities acquired are recorded at historical cost, as the Acquisition is considered to be a transfer between entities under common control. The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of the Partnership.

Pro forma adjustments were not applied for the effects of the West Ladder Rack Terminaling Agreement, A&R Services Agreement or A&R Omnibus Agreement with PBF Holding and certain of its subsidiaries, during the periods presented due to operations not commencing until July 31, 2014 and no historical volumes being available for the recognition of terminaling revenue or expenses for the DCR West Rack pursuant to such agreements.

PBF Logistics LP
Unaudited Pro Forma Consolidated Balance Sheet
(in thousands)

	June 30, 2014
	PBF Logistics LP	DCR West Rack	Pro Forma Adjustments		PBF Logistics LP Pro Forma

Assets
Current assets:
Cash and cash equivalents	$4,174	$—	$105,000	(a)	$3,599
			30,000	(b)
			(135,575)	(c)
Accounts receivable - affiliates	7,782	—	—		7,782
Prepaid expenses and other current assets	495	—	—		495
Total current assets	12,451	—	(575)		11,876

Property, plant and equipment, net	33,425	33,171	—		66,596
Marketable securities	299,996	—	(30,000)	(b)	269,996
Other assets, net	2,220	—	—		2,220
Total assets	$348,092	$33,171	$(30,575)		$350,688

Liabilities
Current liabilities:
Accounts payable - affiliates	$3,997	$—	$—		$3,997
Accounts payable and accrued liabilities	295	1,794	(1,794)		295
Total current liabilities	4,292	1,794	(1,794)		4,292

Long-term debt	300,000	—	105,000	(a)	405,000
			30,000	(d)
			(30,000)	(d)
Other long-term liabilities	—	—	—		—
Total Liabilities	304,292	1,794	103,206		409,292

Equity
Net investment	—	31,377	(31,377)	(e)	—
Common unitholders - Public	338,843	—	(287)	(c)	338,556
Common unitholder - PBF LLC	(1,369)	—	33,171	(e)	(103,198)
			15,000	(f)
			(150,000)	(g)
Subordinated unitholder - PBF LLC	(293,674)	—	(288)	(c)	(293,962)
Total Equity	43,800	31,377	(133,781)		(58,604)
Total Liabilities and Equity	$348,092	$33,171	$(30,575)		$350,688

See accompanying notes to unaudited pro forma consolidated financial statements.

PBF Logistics LP
Unaudited Pro Forma Consolidated Statement of Income
(in thousands)

	Year Ended December 31, 2013
	PBF Logistics LP	Pro Forma Adjustments		PBF Logistics LP Pro Forma

Revenue from affiliates	$—	$—		$—

Costs and expenses:
Operating and maintenance expenses	6,024	—		6,024
General and administrative expenses	1,834	78	(h)	1,912
Depreciation and amortization	1,032	—		1,032
Total costs and expenses	8,890	78		8,968

Income (loss) from operations	(8,890)	(78)		(8,968)

Other income (expense):
Interest expense, net and other financing costs	—	(2,700)	(i)	(2,700)
Amortization of loan fees	—	—		—
Net Income (loss)	$(8,890)	$(2,778)		$(11,668)

See accompanying notes to unaudited pro forma consolidated financial statements.

PBF Logistics LP
Unaudited Pro Forma Consolidated Statement of Income
(in thousands, except unit and per unit data)

	Six Months Ended June 30, 2014
	PBF Logistics LP	Pro Forma Adjustments		PBF Logistics LP Pro Forma

Revenues from affiliates	$7,782	$—		$7,782

Costs and expenses:
Operating and maintenance expenses	3,233	—		3,233
General and administrative expenses	2,060	66	(h)	2,126
Depreciation and amortization	575	—		575
Total costs and expenses	5,868	66		5,934

Income (loss) from operations	1,914	(66)		1,848

Other income (expense):
Interest expense, net and other financing costs	(287)	(1,350)	(i)	(1,637)
Amortization of loan fees	(73)	—		(73)
Net Income (loss)	1,554	(1,416)		138
Less: Predecessor income prior to initial public offering on May 14, 2014	(3,863)	(1,062)		(4,925)
Limited partners' interest in net income subsequent to initial public offering	$5,417	$(354)		$5,063

Net income per limited partner unit:
Common units - basic	$0.17			$0.15
Common units - diluted	0.17			0.15
Subordinated units - basic and diluted	0.17			0.16

Weighted average limited partner units outstanding:
Common units - basic	15,886,553	589,536	(f)	16,476,089
Common units - diluted	15,887,957	589,536	(f)	16,477,493
Subordinated units - basic and diluted	15,886,553	—		15,886,553

See accompanying notes to unaudited pro forma consolidated financial statements.

PBF Logistics LP
Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation
The unaudited pro forma consolidated financial statements present the impact of the Acquisition on our financial position and results of operations. The pro forma adjustments have been prepared as if the transactions effected at the Effective Date had taken place as of June 30, 2014 in the case of the pro forma consolidated balance sheet, and as of January 1, 2013, in the case of the pro forma consolidated statements of income for the year ended December 31, 2013. To enhance comparability, the 2014 results of operations for the six month period ended June 30, 2014 of the Acquired Assets are allocated between those attributable to the Predecessor (January 1 through May 14) and those attributable to the Partnership unitholders (May 15 through June 30). This allocation is based on actual first quarter results, and a day-based allocation of the second quarter results.

Note 2. Pro Forma Adjustments and Assumptions
Pro forma adjustments were not applied for the effects of the West Ladder Rack Terminaling Agreement, A&R Services Agreement or A&R Omnibus Agreement with PBF Holding and certain of its subsidiaries, during the period presented due to operations not commencing until July 31, 2014 and no historical volumes being available for the recognition of terminaling revenue or expenses for the DCR West Rack pursuant to such agreements.

The unaudited pro forma consolidated financial statements give pro forma effect to the transactions described below:

(a)	Reflects $105.0 million in borrowings under the Partnership's revolving credit facility.

(b)	Represents the sale of $30.0 million in marketable securities.

(c)
Represents cash payments of $135.0 million for the DCR West Rack, and payment of estimated transaction costs of $575,000 associated with the Acquisition, including legal services and consulting services.

(d)	Reflects $30.0 million in borrowings under the Partnership's revolving credit facility to repay $30.0 million in borrowings under the Partnership's term loan.

(e)	These adjustments reflect the net investment in the DCR West Rack, the elimination of PBF LLC's net investment, and its reclassification to partners' capital.

(f)	Reflects the issuance of 589,536 common units representing limited partner interests in the Partnership to PBF LLC.

(g)	Represents the equity impact of the payment of total consideration of $150.0 million for the DCR West Rack.

(h)	This adjustment reflects an increase in general and administrative expense for general corporate expenses incurred during the construction of the DCR West Rack.

(i)	Reflects interest expense related to the $135.0 million of borrowings under the revolving credit facility, bearing an average interest rate of approximately 2.0%.

Note 3. Pro Forma Net Income Per Limited Partner Unit
We compute net income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. For purposes of the pro forma calculation, we have assumed that distributions were declared for each common and subordinated unit equal to the minimum quarterly distribution for each quarter during 2014. Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the pro forma number of common and subordinated units outstanding for the periods presented.

Pursuant to the partnership agreement, the general partner is entitled to receive certain incentive distributions that, when applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash, will result in less net income allocable to common and subordinated unitholders provided that the minimum quarterly distribution exceeds certain targets. The incentive distribution rights are a separate equity interest and represent participating securities. No cash distributions would have been declared on the incentive distribution rights during the periods on a pro forma basis, based upon the assumption that distributions were declared equal to the minimum quarterly distribution.